Exhibit T3A-8

2123371

ARTICLES OF INCORPORATION

OF

PH-RIELLY VENTURES

Filed in the office of the Secretary of State of State of California

Oct 16 1998

BILL JONES, Secretary of State

I

The name of this corporation is PH-Reilly Ventures.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is Wade H. Cable, 19 Corporate Plaza, Newport Beach, California 92660.

IV

This corporation is authorized to issue only one class of shares, designated “Common” shares. The total authorized number of such shares which may be issued is one hundred thousand (100,000) shares.

V ‘

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreement with the agents, or both, in

‘ ‘ .

excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

DATED: [To come]

PRESLEY HOMES, a California corporation

By: [To come]

Its: [To come]

By: [To come]

Its: VICE PRESIDENT & CORP. SECY.

Sole Incorporator

I hereby certify that the foregoing transcript of 2 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State’s Office.

Date: OCT 20 2011

DEBRA BOWEN, Secretary of State